[EVERSHEDS-SUTHERLAND (US) LLP]

CONSENT OF EVERSHEDS-SUTHERLAND (US) LLP

We consent to the reference to our firm in the Statement of Additional Information included in Post-Effective Amendment No. 22 to the Registration Statement on Form N-6 for the Century II Alliance individual flexible premium variable life insurance contracts issued through the Kansas City Life Variable Life Separate Account (File No. 333-49000).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

EVERSHEDS-SUTHERLAND (US) LLP

By:   /s/ Stephen E. Roth_________________________
Stephen E. Roth

Washington, D.C.
April 28, 2020